UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 5, 2018

Two Harbors Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-34506	27-0312904
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

575 Lexington Avenue, Suite 2930 New York, NY 10022
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:   (612) 629-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)     Departure of Chief Financial Officer

On October 5, 2018, Two Harbors Investment Corp. (“Two Harbors” or the “Company”) announced Brad Farrell’s intention to resign from his position as Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Farrell has agreed to stay on with the Company through January 31, 2019 (the “Departure Date”) to assist in the transition of his duties and responsibilities. Concurrently with the effectiveness of his resignation from Two Harbors, Mr. Farrell also intends to resign his employment with Pine River Capital Management L.P., the parent of the Company’s external manager (“Pine River”). Mr. Farrell’s resignation is not the result of any disagreement with respect to any matter relating to the operations, financial reporting, policies or practices of Two Harbors or Pine River.

In recognition of Mr. Farrell’s years of valuable service to Two Harbors and Pine River and his willingness to assist in the successful transition of his duties and responsibilities through the Departure Date, Pine River and Mr. Farrell entered into a separation agreement that provides for, among other things: payment of an annual cash bonus for fiscal year 2018; payment of a pro rated cash bonus for fiscal year 2019; and a payment in consideration for certain non-competition and non-solicitation provisions.

(c)     Appointment of Acting Chief Financial Officer

On October 5, 2018, the Board of Directors of the Company appointed Mary K. Riskey as Vice President, Acting Chief Financial Officer and Treasurer. Effective immediately, in addition to her designation as the principal accounting officer of the Company, Ms. Riskey shall serve as the Company’s principal financial officer for purposes of filings with the U.S. Securities and Exchange Commission. The Board of Directors of the Company intends to appoint Ms. Riskey as Vice President, Chief Financial Officer and Treasurer upon the effectiveness of Mr. Farrell’s resignation.

Ms. Riskey, 54, has served as the Company’s Chief Accounting Officer since 2016. Ms. Riskey previously served as Director, Corporate Controller at the Company since 2013 and as Director, Loan Accounting upon joining the Company in 2011. Ms. Riskey has spent the breadth of her career in financial reporting and accounting roles for public financial services companies. From 2000 to 2011, Ms. Riskey served in leadership roles at GMAC ResCap, a global diversified real estate company, advancing to Senior Director, Accounting and Reporting. From 1995 to 2000, Ms. Riskey held several positions at Arcadia Financial LTD, serving most recently as Assistant Controller. Ms. Riskey received a B.B.A. in Accounting from the University of North Dakota.

There are no family relationships between Ms. Riskey and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction or material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. No new compensatory or severance arrangements were entered into in connection with Ms. Riskey’s immediate appointment as Vice President, Acting Chief Financial Officer and Treasurer or her planned appointment as Vice President, Chief Financial Officer and Treasurer.

Item 7.01    Regulation FD Disclosure.

The Company issued a press release on October 5, 2018, regarding Mr. Farrell’s resignation and the appointment of Ms. Riskey as Vice President, Acting Chief Financial Officer and Treasurer. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Two Harbors Investment Corp., dated October 5, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO HARBORS INVESTMENT CORP.

	By:	/s/ REBECCA B. SANDBERG
Rebecca B. Sandberg
General Counsel and Secretary

Date: October 5, 2018